-------------------------                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION            ----------------------------
                                                        Washington, D.C.  20549
         FORM 5                                                                                                OMB APPROVAL
                                              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL
------------------------                                     OWNERSHIP                                ----------------------------
/X/ Check box if no                                                                                   OMB Number:        3235-0362
    longer subject to                          Filed pursuant to Section 16(a) of the                 Expires:  September 30, 1998
    Section 16. Form 4                     Securities Exchange Act of 1934, Section 17(a)             Estimated average
    or Form 5                               of the Public Utility Holding Company Act of              burden hours per
    obligations may                        1935 or Section 30(f) of the Investment Company            response...............  1.0
    continue. See                                            Act of 1940                              ----------------------------
    Instruction 1(b).
/_/ Form 3 Holdings
    Reported
/_/ Form 4 Transactions
    Reported
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1. Name and Address of          2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s) to Issuer
   Reporting Person*
                                                                                               (Check all applicable)
BINDER     RICHARD     A.          Trend-Lines, Inc.  "TRND"                     _____ Director              _____ 10% Owner
                                                                                 _____ Officer (give         __X__ Other (specify
-------------------------------------------------------------------------------                 title                     below)
(Last)     (First)    (Middle)   3. IRS or Social Security  4.  Statement for                   below)
                                    Number of Reporting         Month/Year
Trend-Lines, Inc.                   Person (Voluntary)                                                RESIGNED
135 American Legion Highway                                     2/26/00
---------------------------------                            ----------------------------------------------------------------------
           (Street)                                          5. If Amendment,   7. Individual or Joint/Group Reporting
                                                                Date of
                                                                                             (check applicable line)
                                                                Original         _____ Form Filed by One Reporting Person
Revere       MA           02151                                 (Month/Year)     _____ Form Filed by More than One Reporting Person
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(City)     (State)        (Zip)                Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security             2. Transaction  3. Transaction    4. Securities      5. Amount of     6. Ownership    7. Nature of
   (Instr. 3)                       Date            Code              Acquired (A)       Securities       Form:           Indirect
                                    (Month/         (Instr. 8)        or Disposed        Beneficially     Direct (D)      Beneficial
                                     Day/                             of (D)             Owned at end     or              Ownership
                                     Year)                            (Instr. 3,         of Issuer's      Indirect (I)    (Instr. 4)
                                                                       4, and 5)         Fiscal Year      (Instr. 4)
                                                                 -------------------     (Instr. 3 and 4)
                                                                        (A) or
                                                                 Amount (D)    Price
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Class A Common Stock
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).                                            (Over)
                                                                                                                    SEC 2270 (7-96)

FORM 5 (continued)               Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                            (e.g., puts, calls, warrants, options, convertible securities)
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1. Title    2. Conver-   3. Trans-  4. Trans-  5. Number of   6. Date     7. Title   8. Price   9. Number  10. Owner-  11. Nature
   of          sion of      action     action     Derivative     Exercis     and        of         of          ship of     of
   Deriva      Exercise     Date       Code       Securities     -able       Amount     Deriva-    Deriv-      Deriva-     Indirect
   -tive       Price of     (Month/    (Instr.    Acquired       and         of         tive       ative       tive        Ownership
   Security    Deriva-       Day/        8)       (A) or         Expira      Under-     Secur-     Secur-      Secur-      (Instr.
   (Instr. 3)  tive          Year)                Disposed       -tion       lying      ity        ities       ity:          4)
               Security                           of (D)         Date        Secur-     (Instr.    Benefi-     Direct
                                                  (Instr. 3,     (Month/     ities        5)       cially      (D) or
                                                   4, and 5)      Day/       (Instr.               Owned at    Indirect
                                                                  Year)      3 and 4)              the End     (I)
                                                       -------- --------- ---------- -----------   of Year     (Instr.
                                                                                                   (Instr.       4)
                                                       Date     Expira-              Amount or       4)
                                 --------- ----------- Excer-   tion                 Number of
                                 (A)        (D)        cisable  Date        Title    Shares
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Explanation of Responses:



                                                                        /s/ Richard A. Binder
**  Intentional misstatements or omissions of facts                ___________________________________           April 10, 2000
    constitute Federal Criminal Violations.                        ** Signature of Reporting Person                  Date
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              Richard A. Binder

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB number.                                                       Page 2
                                                                SEC 2270 (7-96)